                                                                         ANNEX A

                [LETTERHEAD OF WILLIAM BLAIR & COMPANY, L.L.C.]

                                                               December 18, 1999

Board of Directors
Pittway Corporation
200 South Wacker Drive
Suite 700
Chicago, Illinois 60606-5802

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares (the 'Shares') of Common Stock of the par value of $1.00 per share ('Common Stock') and Class A Stock of the par value of $1.00 per share ('Class A Stock') of Pittway Corporation (the 'Company') of the consideration proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Merger dated as of December 20, 1999 (the 'Agreement') by and among Honeywell International Inc. ('Parent'), HII-2 Acquisition Corp. ('Purchaser'), a wholly-owned subsidiary of Parent, and the Company. Pursuant to the terms of and subject to the conditions of the Agreement, (i) Purchaser will make a tender offer (the 'Tender Offer') at $45.50 per share in cash (the 'Consideration') for all of the outstanding Shares of the Company, and (ii) following consummation of the Tender Offer, Purchaser will be merged with and into the Company in a merger ('Merger') in which all of the outstanding Shares (other than Shares owned by Parent or the Company or their subsidiaries) will be converted into the right to receive the Consideration (the Tender Offer and the Merger are, collectively, the 'Transaction').

     In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have examined: (a) the Agreement and the Stockholders Agreement of even date therewith; (b) certain audited historical financial statements of the Company for the three years ended December 31, 1998, 1997 and 1996 and unaudited financial statements of the Company for the quarters ended September 30, 1999, June 30, 1999, and March 31, 1999; (c) certain internal business, operating and financial information and forecasts of the Company (the 'Forecasts'), prepared by the senior management of the Company; (d) information regarding the amount and timing of cost savings and related expenses and synergies which senior management of the Company expects will result from the Merger (the 'Expected Synergies'); (e) certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our inquiry; (f) information regarding publicly available financial terms of certain recently-completed transactions that we considered relevant to our inquiry; (g) current and historical market prices and trading volumes of the Shares of the Company; (h) information regarding percentage premiums paid for public companies over trading market prices prior to the announcement of an acquisition or merger transaction of relevant size utilizing cash consideration; and (i) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations and performed such analyses as we have deemed relevant or appropriate.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed by or discussed with us for purposes of this opinion, including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets or liabilities or solvency of the Company. We have been advised by senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby, (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us, (iii) the Transaction will be accounted for under the purchase method and (iv) that the value of non-operating assets of the Company which were provided by senior management are senior management's best estimates thereof. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company. We were not requested to, nor did we, seek alternative participants for the proposed Transaction. In our analysis we have assumed that shares of the Company's Common Stock and Class A Stock are equivalent. We note that although the Current Harris Group (as defined in the Company's Proxy Statement dated April 5, 1999) own a majority of the Shares which elect a majority of the Company's Board and approximately 42.3% of the outstanding votes on matters other than election of the directors, the Agreement includes a condition to the Transaction that requires that two-thirds of the Shares and Shares accounting for two-thirds of the vote on matters other than the election of directors be validly tendered and not withdrawn prior to the expiration of the Tender Offer.

     William Blair & Company, L.L.C. ('Blair') has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Blair has provided investment banking and financial advisory services to the Company in the past for which we have received customary compensation. E. David Coolidge, III, Chief Executive Officer of Blair, serves as a member of the Board of Directors of the Company.

     Our investment banking services and our opinion are provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to the stockholders of the Company of the Consideration in connection with the Transaction, and we do not address the merits of the underlying decision by the Company to engage in the Transaction and this opinion does not constitute a recommendation to any stockholder with respect to the Transaction. It is understood that this letter may not be disclosed or otherwise referred to without Blair's prior written consent, except that the opinion may be included in its entirety in a tender offer document or proxy statement mailed to the stockholders of the Company and filed with the Securities and Exchange Commission with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration to be paid to the holders of the Company's Shares pursuant to the Tender Offer and the Merger is fair, from a financial point of view, to such stockholders.

                                                Very truly yours,


                                                WILLIAM BLAIR & COMPANY, L.L.C.